EXHIBIT 21

Subsidiaries of Registrant

Wholly-Owned Subsidiaries:

Breathe LLC, a Tennessee limited liability company

Breathe eCig Corp., a Tennessee corporation

Breathe MD Corp., a Nevada corporation

Breathe IP Corp., a Nevada corporation